Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS THIRD QUARTER RESULTS

Houston, TX – November 6, 2008 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $27.4 million, or $0.42 per diluted share, for the third quarter of 2008. This represents a decrease from the third quarter of 2007 net income of $38.3 million, or $0.59 per diluted share. Net sales for the third quarter of 2008 were $1,073.7 million and income from operations for the third quarter of 2008 was $48.8 million. This compares with net sales of $840.2 million and income from operations of $59.8 million in the third quarter of 2007. The increase in sales was primarily due to higher selling prices for most of the major products in both the Olefins and Vinyls segments partially offset by slightly lower sales volumes. The third quarter of 2008 income from operations was adversely impacted by higher feedstock and energy costs and outages at the Lake Charles and Geismar facilities related to Hurricanes Gustav and Ike. The damage to the facilities was minimal, however, the energy and power shortages caused by the hurricanes affected many suppliers and as a consequence, the Lake Charles facilities were shut down for approximately three weeks due to the two hurricanes, while the Geismar facilities were shut down for approximately one and a half weeks due to Hurricane Gustav. The negative impact from the hurricanes and higher costs were partially offset by increased prices and reduced selling, general and administrative expenses. Selling, general and administrative expenses were lower in the third quarter of 2008 as compared to the third quarter of 2007 largely due to a legal settlement and associated legal expenses of $6.7 million in the third quarter of 2007. The third quarter of 2008 continued to be negatively impacted by the ongoing weakness in the construction market, feedstock and energy price volatility and the economic uncertainty resulting from the instability in the financial markets. Interest expense increased in the third quarter of 2008 as compared to the prior year primarily resulting from the issuance of 6  3/4% senior notes during the fourth quarter of 2007.

Third quarter 2008 net income of $27.4 million decreased $19.9 million, or $0.30 per diluted share, from the $47.3 million net income, or $0.72 per diluted share, reported in the second quarter of 2008. Third quarter 2008 income from operations decreased $24.8 million from the $73.6 million reported in the second quarter of 2008, while net sales decreased by $32.7 million from the $1,106.4 million reported in the second quarter of 2008. The decrease in sales was largely due to lower sales volumes as customers slowed their buying patterns in the later part of the third quarter anticipating lower selling prices after a rapid decline in raw material cost. In addition, sales volumes were negatively impacted by Hurricanes Gustav and Ike. Lower sales volumes were partially offset by higher selling prices for most of the major products in both the Olefins and Vinyls segments. Income from operations decreased in the third quarter of 2008 as compared to the second quarter of 2008 primarily due to the adverse impact of the plant outages caused by the two hurricanes and lower sales volumes. These decreases were partially offset by higher vinyls product margins. The second quarter 2008 net income benefited from the reversal of $2.7 million of tax reserves due to tax settlements, which reduced income tax expense for the period.

For the nine months ended September 30, 2008, net income was $80.0 million, or $1.23 per diluted share, compared to $95.9 million, or $1.47 per diluted share, for the nine months ended September 30, 2007. Net sales increased $753.6 million, or 32.2%, to $3,095.2 million for the nine months ended September 30, 2008 from the $2,341.6 million reported in the nine months ended September 30, 2007. Income from operations was $136.2 million for the nine months ended September 30, 2008 as compared to $154.7 million for the nine months ended September 30, 2007. The increase in sales was due to higher selling prices for all of the major olefins and vinyls products and higher sales volumes for PVC resin which was partially offset by lower sales volumes for PVC pipe. Income from operations for the first nine months of 2008 was below income from operations reported in the first nine months of 2007 primarily due to the negative impact from the outages caused by Hurricanes Gustav and Ike, a turnaround and revamp of the styrene facility in Lake Charles in March and April of 2008, higher raw material, natural gas and electricity costs, lower PVC pipe sales volumes and a loss from trading activity. These decreases were partially offset by higher selling prices. PVC pipe sales continue to be negatively impacted by the weakness in the construction market. Trading activity resulted in a loss of $7.8 million in the first nine months of 2008 as compared to a $6.4 million gain for the first nine months of 2007. The first nine months of 2007 was negatively impacted by a turnaround at one of the ethylene units in Lake Charles.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report solid earnings in the third quarter in spite of outages sustained as a result of Hurricanes Gustav and Ike, feedstock costs which reached unprecedented levels in the quarter, continued weakness in construction and a significant slowdown in the economy. Feedstock cost and product pricing began to fall in September and they have continued to fall in October, which led to a slowdown in sales as customers began anticipating lower product prices midway through the quarter. We are preparing for the effects of an economic recession. Westlake is well positioned to withstand these difficult economic conditions. Our financial flexibility combined with our strong balance sheet, low cost, and history of financial discipline gives us a unique advantage as the economy works its way through the downturn to recovery. As we look forward to 2009, our focus will be on cost and capital control and we will be well positioned to look for opportunities to expand our business”.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the third quarter of 2008 was $78.2 million as compared to $86.8 million in the third quarter of 2007. EBITDA for the third quarter of 2008 decreased $25.0 million from the $103.2 million of EBITDA in the second quarter of 2008. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities generated cash of $76.6 million in the first nine months of 2008. Capital additions for the first nine months of 2008 were $127.2 million. At September 30, 2008, the Company had $22.5 million of cash and $146.7 million of restricted cash, and the Company’s total debt was $515.9 million. The restricted cash, representing the proceeds of the Gulf Opportunity Zone Bonds, is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for facilities in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $38.8 million to $18.2 million in the third quarter of 2008 from $57.0 million reported in the third quarter of 2007. This decrease was primarily due to the negative impact of the shutdowns resulting from Hurricanes Gustav and Ike, higher feedstock, natural gas and electricity costs and lower polyethylene and ethylene sales volumes. Polyethylene sales volumes were negatively impacted by the hurricane activity but were also slowed as customers reduced their purchases in anticipation of lower polyethylene prices after reductions in feedstock costs during the quarter. In addition, trading activity resulted in a loss of $0.9 million in the third quarter of 2008 compared to a $1.6 million gain in the third quarter of 2007.

Third quarter 2008 income from operations for the Olefins segment decreased by $39.6 million to $18.2 million from the $57.8 million reported in the second quarter of 2008. This decrease was primarily due to the impact of idled units caused by Hurricanes Gustav and Ike, higher feedstock, natural gas and electricity costs and lower polyethylene sales volumes. Trading activity resulted in a loss of $0.9 million in the third quarter of 2008 as compared to a loss of $7.0 million in the second quarter of 2008.

Income from operations for the Olefins segment decreased by $30.9 million to $96.1 million for the nine months ended September 30, 2008 from $127.0 million for the nine months ended September 30, 2007. The decrease was largely due to the impact of the two hurricanes during the third quarter of 2008, the impact of the styrene plant turnaround in Lake Charles during the first quarter of 2008 and the increase in feedstock, natural gas and electricity prices, which were partially offset by the increase in sales prices. Trading activities resulted in a loss of $7.8 million in the first nine months of 2008 as compared to a $6.4 million gain in the same period of 2007. The first nine months of 2007 were negatively impacted by a major turnaround at one of the ethylene units in Lake Charles.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $25.1 million to $30.5 million for the third quarter of 2008 from the $5.4 million reported in the third quarter of 2007. This increase was primarily due to increased prices for caustic, PVC resin, ethylene co-products and PVC pipe and higher sales volumes for PVC resin. These increases were partially offset by higher feedstock costs for propane and ethylene and lower PVC pipe sales volumes. The vinyls business continues to be negatively impacted by the weakness in the construction market. The reduced demand for PVC downstream products has led to reduced demand for chlorine which, in turn, has resulted in tight supplies and higher prices and margins for caustic. The third quarter of 2007 was negatively impacted by $6.7 million as a result of a legal settlement and associated legal expenses.

Third quarter 2008 income from operations for the Vinyls segment improved by $12.1 million from the $18.4 million reported in the second quarter of 2008. This improvement was largely due to higher selling prices for caustic, PVC resin, ethylene co-products and PVC pipe. These increases were partially offset by lower PVC resin and pipe sales volumes.

Income from operations for the Vinyls segment increased by $11.8 million to $45.8 for the nine months ended September 30, 2008 from $34.0 million for the nine months ended September 30, 2007. This increase was primarily due to higher selling prices for all of the vinyls products, particularly caustic and PVC resin, and higher PVC resin sales volumes. These increases were partially offset by lower PVC pipe sales volumes and higher feedstock costs for propane and ethylene. The first nine months of 2008 were negatively impacted by the closure of the Pawling, New York facility. Results for the first nine months of 2007 were negatively impacted by $6.7 million due to a legal settlement and expenses associated with the litigation.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; instability in the credit and financial markets; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC in February 2008, and Westlake’s other filings with the SEC.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as "GAAP." For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter results will be held Thursday, November 6, 2008 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (866) 202-4683, or (617) 213-8846 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 46489027.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EST on Thursday, November 13, 2008. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 73527705.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1983937 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company's range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company's Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands of dollars, except per share data)
Net sales	$1,073,735	$840,160	$3,095,245	$2,341,626
Cost of sales	1,001,948	754,100	2,890,294	2,113,246

Gross profit	71,787	86,060	204,951	228,380

Selling, general and administrative expenses	22,999	26,305	68,728	73,680

Income from operations	48,788	59,755	136,223	154,700

Interest expense	(8,093)	(4,692)	(25,908)	(12,780)
Other income, net	1,267	305	5,874	1,004

Income before income taxes	41,962	55,368	116,189	142,924

Provision for income taxes	14,598	17,027	36,165	47,021

Net income	$27,364	$38,341	$80,024	$95,903

Basic and diluted earnings per share	$0.42	$0.59	$1.23	$1.47

Weighted average shares outstanding
Basic	65,275,499	65,238,376	65,266,645	65,227,147

Diluted	65,341,150	65,325,668	65,309,045	65,325,020

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2008	December 31, 2007
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$22,452	$24,914
Accounts receivable, net	562,804	507,463
Inventories, net	491,185	527,871
Other current assets	31,169	31,937

Total current assets	1,107,610	1,092,185
Property, plant and equipment, net	1,181,572	1,126,212
Restricted Cash	146,695	199,450
Other assets, net	160,934	151,488

Total assets	$2,596,811	$2,569,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$391,789	$441,262
Long-term debt	515,948	511,414
Other liabilities	330,180	329,989

Total liabilities	1,237,917	1,282,665

Stockholders’ equity	1,358,894	1,286,670

Total liabilities and stockholders’ equity	$2,596,811	$2,569,335

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(In thousands of dollars)
Cash flows from operating activities
Net income	$80,024	$95,903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,527	77,425
Deferred tax expense	3,096	15,997
Other balance sheet changes	(88,061)	(94,324)

Net cash provided by operating activities	76,586	95,001

Cash flows from investing activities
Additions to property, plant and equipment	(127,163)	(86,295)
Addition to equity investment	—	(308)
Settlement of acquisition purchase price	—	8,043
Proceeds from disposition of assets	573	33
Settlements of derivative instruments	344	3,339

Net cash used for investing activities	(126,246)	(75,188)

Cash flows from financing activities
Proceeds from exercise of stock options	208	303
Dividends paid	(10,010)	(8,503)
Proceeds from borrowings	851,635	287,884
Repayments of borrowings	(847,162)	(212,884)
Utilization of restricted cash	55,045	—
Capitalized debt issuance costs	(2,518)	—

Net cash provided by financing activities	47,198	66,800

Net (decrease) increase in cash and cash equivalents	(2,462)	86,613
Cash and cash equivalents at beginning of period	24,914	52,646

Cash and cash equivalents at end of period	$22,452	$139,259

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$725,063	$570,418	$2,151,846	$1,569,484
Vinyls	348,672	269,742	943,399	772,142

	$1,073,735	$840,160	$3,095,245	$2,341,626

Income (Loss) from Operations
Olefins	$18,190	$57,032	$96,146	$126,967
Vinyls	30,483	5,420	45,752	34,029
Corporate and Other	115	(2,697)	(5,675)	(6,296)

	$48,788	$59,755	$136,223	$154,700

Depreciation and Amortization
Olefins	$19,670	$17,791	$56,513	$50,934
Vinyls	8,427	8,882	24,868	26,381
Corporate and Other	52	36	146	110

	$28,149	$26,709	$81,527	$77,425

Other Income (Expense), net
Olefins	$9	$0	$67	$170
Vinyls	64	(68)	230	21
Corporate and Other	1,194	373	5,577	813

	$1,267	$305	$5,874	$1,004

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended June 30, 2008	Three Months Ended September 30,		Nine Months Ended September 30,
		2008	2007	2008	2007
	(In thousands of dollars)
EBITDA	$103,152	$78,204	$86,769	$223,624	$233,129
Less:
Provision for income taxes	19,215	14,598	17,027	36,165	47,021
Interest expense	9,287	8,093	4,692	25,908	12,780
Depreciation and amortization	27,377	28,149	26,709	81,527	77,425

Net income	47,273	27,364	38,341	80,024	95,903
Changes in operating assets and liabilities	(34,991)	63,261	20,902	(6,534)	(16,899)
Deferred income taxes	7,925	(5,992)	1,580	3,096	15,997

Cash flow from operating activities	$20,207	$84,633	$60,823	$76,586	$95,001

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2008 vs. Third Quarter 2007		Third Quarter 2008 vs. Second Quarter 2008
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+32.3%	-5.2%	+9.0%	-14.4%
Vinyls	+25.6%	+3.7%	+10.3%	-7.9%
Company	+30.2%	-2.4%	+9.4%	-12.4%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 2007	December 2007	March 2008	June 2008	September 2008
Ethane (cents/lb)	27.6	35.2	34.1	35.4	36.7
Propane (cents/lb)	29.0	35.7	34.8	40.2	39.8
Ethylene (cents/lb) (2)	50.2	60.2	60.5	65.7	68.0
Polyethylene (cents/lb) (3)	79.0	86.3	88.0	94.7	103.7
Styrene (cents/lb) (4)	68.1	68.8	72.5	78.8	85.7
Caustic ($/ short ton) (5)	450.0	485.8	554.2	641.7	885.8
Chlorine ($/ short ton) (6)	322.5	322.5	300.0	275.0	265.0
PVC (cents/lb) (7)	61.3	66.7	54.3	58.7	64.0

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North America contract prices of PVC over the period as reported by CMAI. In the first quarter of 2008, CMAI made a 16 cent per pound downward, non-market related adjustment to PVC resin prices that has carried forward to subsequent periods.